MBIA INSURANCE CORPORATION
                                AND SUBSIDIARIES







                        CONSOLIDATED FINANCIAL STATEMENTS

                   AS OF MARCH 31, 1998 AND DECEMBER 31, 1997

                AND FOR THE PERIODS ENDED MARCH 31, 1998 AND 1997

                           MBIA INSURANCE CORPORATION
                                AND SUBSIDIARIES



                                    I N D E X



                                                                    PAGE
                                                                   -----
Consolidated Balance Sheets -
    March 31, 1998 (Unaudited) and December 31, 1997 (Audited)       3

Consolidated Statements of Income -
    Three months ended March 31, 1998 and 1997 (Unaudited)           4

Consolidated Statement of Changes in Shareholder's Equity -
    Three months ended March 31, 1998 (Unaudited)                    5

Consolidated Statements of Cash Flows -
    Three months ended March 31, 1998 and 1997 (Unaudited)           6

Notes to Consolidated Financial Statements (Unaudited)               7

                   MBIA INSURANCE CORPORATION AND SUBSIDIARIES
                           CONSOLIDATED BALANCE SHEETS
                 (Dollars in thousands except per share amounts)

                                              March 31, 1998  December 31, 1997
                                              --------------  -----------------
                                                (Unaudited)       (Audited)
              Assets
Investments:
    Fixed-maturity securities held
      as available-for-sale at fair value
      (amortized cost $4,738,452
       and $4,600,528)                            $4,993,562       $4,867,254
    Short-term investments, at amortized cost
      (which approximates fair value)                284,348          242,730
    Other investments                                 16,951           16,802
                                                 -----------       ----------
        Total investments                          5,294,861        5,126,786
Cash and cash equivalents                              9,357            3,983
Securities purchased under agreements to resell      208,420          182,820
Accrued investment income                             75,233           78,601
Deferred acquisition costs                           159,350          154,100
Prepaid reinsurance premiums                         251,124          252,893
Goodwill (less accumulated amortization
    of $48,372 and $47,152)                           94,608           95,829
Property and equipment, at cost (less accumulated
    depreciation of $19,456 and $18,256)              54,375           53,484
Receivable for investments sold                        8,246            1,616
Other assets                                          40,397           37,437
                                                 -----------       ----------
        Total assets                              $6,195,971       $5,987,549
                                                 ===========       ==========

        Liabilities and Shareholder's Equity
Liabilities:
    Deferred premium revenue                      $1,991,051       $1,984,104
    Loss and loss adjustment expense reserves         82,622           78,872
    Securities sold under agreements to repurchase   208,420          182,820
    Deferred income taxes                            257,556          251,134
    Payable for investments purchased                 87,770           23,020
    Other liabilities                                 97,529          103,740
                                                  ----------       ----------
        Total liabilities                          2,724,948        2,623,690
                                                  ----------       ----------

Shareholder's Equity:
    Common stock, par value $150 per share;
      authorized, issued and outstanding -
      100,000 shares                                  15,000           15,000
    Additional paid-in capital                     1,145,123        1,139,949
    Retained earnings                              2,154,131        2,042,323
    Accumulated other comprehensive income, net
      of deferred income tax provision
      of $90,317 and $94,416                         156,769          166,587
                                                   ---------       ----------
        Total shareholder's equity                 3,471,023        3,363,859
                                                   ---------       ----------

        Total liabilities and
          shareholder's equity                    $6,195,971       $5,987,549
                                                  ==========       ==========

               The accompanying notes are an integral part of the
                       consolidated financial statements.

                   MBIA INSURANCE CORPORATION AND SUBSIDIARIES
                  CONSOLIDATED STATEMENTS OF INCOME (Unaudited)
                             (Dollars in thousands)

                                                   Three Months Ended
                                                        March 31
                                                --------------------------
                                                    1998          1997
                                                ------------   -----------
Revenues:
     Gross premiums written                      $  101,641     $  92,586
     Ceded premiums                                  (7,786)       (5,979)
                                                ------------   -----------
         Net premiums written                        93,855        86,607
     Increase in deferred premium revenue            (8,956)      (14,736)
                                                ------------   -----------
         Premiums earned (net of ceded
             premiums of $9,555 and $10,325)         84,899        71,871
     Net investment income                           76,967        66,477
     Advisory fees                                    1,470           ---
     Net realized gains                               6,088         4,374
     Other                                               42           324
                                                ------------   -----------
         Total revenues                             169,466       143,046
                                                ------------   -----------


Expenses:
     Losses and loss adjustment                       4,219         3,435
     Policy acquisition costs, net                    7,996         6,745
     Operating                                       14,256        12,159
                                                ------------   -----------
         Total expenses                              26,471        22,339
                                                ------------   -----------

Income before income taxes                          142,995       120,707

Provision for income taxes                           31,187        25,380
                                                ------------   -----------

Net income                                       $  111,808     $  95,327
                                                ============   ===========

               The accompanying notes are an integral part of the
                       consolidated financial statements.

                   MBIA INSURANCE CORPORATION AND SUBSIDIARIES
      CONSOLIDATED STATEMENT OF CHANGES IN SHAREHOLDER'S EQUITY (Unaudited)

                    For the three months ended March 31, 1998

                 (Dollars in thousands except per share amounts)

                                                                                   Accumulated
                                      Common Stock       Additional                   Other          Total
                                   ------------------     Paid-in     Retained    Comprehensive  Shareholder's
                                    Shares    Amount      Capital     Earnings      Adjustment       Equity
                                   --------  --------   ----------   -----------  -------------  -------------
Balance, January 1, 1998           100,000   $15,000    $1,139,949   $2,042,323       $166,587      $3,363,859

Comprehensive income:
  Net income                           ---       ---           ---      111,808           ---          111,808
  Other comprehensive income:
    Change in unrealized
      appreciation of investments
      net of change in deferred
      income taxes of $4,099           ---       ---           ---          ---        (7,868)          (7,868)
    Change in foreign
      currency translation             ---       ---           ---          ---        (1,950)          (1,950)
                                                                                                      ---------
        Other comprehensive income                                                                      (9,818)
                                                                                                      ---------
Comprehensive income                                                                                   101,990

Tax reduction related to tax
  sharing agreement
  with MBIA Inc.                       ---       ---         5,174          ---           ---            5,174

                                 ========== ==========  ===========  ===========  =============   ============
Balance, March 31, 1998            100,000    $15,000    $1,145,123  $2,154,131       $156,769     $ 3,471,023
                                 ========== ==========  ===========  ===========  =============   ============

Disclosure of
  reclassification amount:
  Unrealized depreciation of
    investments arising
    during the period               $(3,925)
  Reclassification of adjustment,
    net of taxes                     (3,943)
                                  -----------
  Net unrealized depreciation,
    net of taxes                    $(7,868)
                                  ===========

               The accompanying notes are an integral part of the
                       consolidated financial statements.

                   MBIA INSURANCE CORPORATION AND SUBSIDIARIES
                CONSOLIDATED STATEMENTS OF CASH FLOWS (Unaudited)
                             (Dollars in thousands)

                                                      Three Months Ended
                                                            March 31
                                                 -------------------------------
                                                     1998              1997
                                                 --------------- ---------------
Cash flows from operating activities:
  Net income                                       $111,808         $ 95,327
  Adjustments to reconcile net income to net
      cash provided by operating activities:
      Decrease (increase) in accrued
        investment income                             3,368           (2,266)
      Increase in deferred acquisition costs         (5,250)          (3,521)
      Decrease in prepaid reinsurance premiums        1,769            4,346
      Increase in deferred premium revenue            7,182           10,390
      Increase in loss and loss adjustment
        expense reserves                              3,750            2,988
      Depreciation                                    1,150              888
      Amortization of goodwill                        1,221            1,222
      Amortization of bond discount, net             (4,308)          (2,588)
      Net realized gains on sale of investments      (6,088)          (4,374)
      Deferred income taxes                          10,572            5,485
      Other, net                                     (6,228)         (28,760)
                                                 -----------    -------------
      Total adjustments to net income                 7,138          (16,190)
                                                 -----------    -------------
      Net cash provided by operating activities     118,946           79,137
                                                 -----------    -------------

Cash flows from investing activities:
  Purchase of fixed-maturity securities, net
      of payable for investments purchased         (390,951)        (393,049)
  Sale of fixed-maturity securities, net of
      receivable for investments sold               251,987          304,773
  Redemption of fixed-maturity securities,
      net of receivable for investments redeemed     62,178           25,921
  Purchase of short-term investments, net           (34,971)         (11,628)
  Sale of other investments, net                        226              205
  Capital expenditures, net of disposals             (2,041)          (1,734)
                                                 -----------    -------------
      Net cash used in investing activities        (113,572)         (75,512)
                                                 -----------    -------------

Net increase in cash and cash equivalents             5,374            3,625
Cash and cash equivalents - beginning of period       3,983            3,288
                                                 -----------    -------------

Cash and cash equivalents - end of period          $  9,357         $  6,913
                                                 ===========    =============

Supplemental cash flow disclosures:
  Income taxes paid                                $  1,565         $  4,346

               The     accompanying   notes   are  an   integral   part  of  the
                       consolidated financial statements.

                   MBIA INSURANCE CORPORATION AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1. BASIS OF PRESENTATION
The accompanying consolidated financial statements are unaudited and include the accounts of MBIA Insurance Corporation and its Subsidiaries (the "company"). The statements do not include all of the information and disclosures required by generally accepted accounting principles. These statements should be read in conjunction with the company's consolidated financial statements and notes thereto for the year ended December 31, 1997. The accompanying consolidated financial statements have not been audited by independent accountants in accordance with generally accepted auditing standards but in the opinion of management such financial statements include all adjustments, consisting only of normal recurring adjustments, necessary to summarize fairly the company's financial position and results of operations. The results of operations for the three months ended March 31, 1998 may not be indicative of the results that may be expected for the year ending December 31, 1998. The December 31, 1997 condensed balance sheet data was derived from audited financial statements, but does not include all disclosures required by generally accepted accounting principles.

2. DIVIDENDS DECLARED
No dividends were declared by the company during the three months ended March 31, 1998.

3.  COMPREHENSIVE  INCOME
As of January 1, 1998, the company adopted Statement of Financial Accounting Standards No. 130 (SFAS 130), "Reporting Comprehensive Income." SFAS 130 establishes new rules for the reporting and display of comprehensive income and its components; however, the adoption of this Statement had no impact on the company's net income or shareholder's equity. The company's comprehensive income consists of unrealized gains or losses on available-for-sale securities and foreign currency translation adjustments, which are presented net of deferred taxes. Prior to adoption these accounts were reported separately in shareholder's equity.

4.  SUBSEQUENT EVENT
On February 17, 1998 MBIA Inc. and CapMAC Holdings Inc. (CapMAC) consummated a merger. Under the terms of the merger, CapMAC shareholders received 0.4675 of a share of MBIA Inc. common stock for each CapMAC share, for a total of 8,102,255 newly issued shares of MBIA Inc. common stock, the value of which is $536 million. Subsequent to March 31, 1998, MBIA Inc. made a capital contribution to MBIA Insurance Corporation of Capital Markets Assurance Corporation, a wholly owned financial guarantee insurance subsidiary of CapMAC.